Exhibit 99.1

The York Water Company Announces Pricing of Common Stock Offering

York, PA – (MARKET WIRE) – 12/1/06 – The York Water Company (NASDAQ: YORW) (the "Company") announced today that it has priced an underwritten public offering of 645,000 shares of its common stock at a price to the public of $17.90 per share. The underwriter has a 30-day over-allotment option to purchase up to an additional 96,750 shares. The offering is expected to close on December 6, 2006.

The proceeds of the offering will be used to repay the Company's outstanding short-term indebtedness, which was primarily incurred to fund capital expenditures.

The sole underwriter for the offering is Janney Montgomery Scott LLC. The offering will be made only by means of a prospectus. A copy of the final prospectus related to the offering can be obtained when available by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@jmsonline.com.

The shares of common stock are being sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. The shares are only offered by means of the prospectus related to this offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The York Water Company is the oldest investor-owned water utility in the United States and has operated continuously since 1816. The Company impounds, purifies and distributes water entirely within its franchised territory in York County, Pennsylvania and Adams County, Pennsylvania.